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News Release                                                         Exhibit 99



From:      Exelon                                        FOR IMMEDIATE RELEASE
           Corporate Communications                      January 27, 2004
           P.O. Box 805379
           Chicago, IL 60680-5379

Contact:   Linda Marsicano, Media Relations
           312.394.3099
           Linda Byus, CFA, Investor Relations
           312.394.7696


             Exelon Corporation Declares Dividend Increased by 10%;
                        Also Declares 2-For-1 Stock Split


Chicago (January 27, 2004) -- The Board of Directors of Exelon Corporation declared a regular quarterly dividend of $0.55 per share on Exelon's common stock. The dividend is payable on March 10, 2004, to shareholders of record of Exelon at 5:00 p.m. New York Time on February 15, 2004.

The increase of $0.20 per share annually, or 10%, will result in an annual dividend rate of $2.20 per share. Exelon's dividend rate has increased by 20% over the last twelve months. Payment of future dividends is subject to approval and declaration by the Board.

The Exelon Board of Directors also approved a 2-for-1 stock split of Exelon's common stock. The stock split will be effective as soon as possible after the receipt of all necessary regulatory approvals and the filing of an amendment to Exelon's articles of incorporation. No record date for the stock split has been set.

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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in
              Chicago and trades on the NYSE under the ticker EXC.